Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

WORTHINGTON INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, without par value	Other(2)	2,500,000	$63.05	$157,625,000	$110.20 per $1,000,000	$17,370.28
Total Offering Amounts							$17,370.28
Total Fee Offsets (3)							$0
Net Fee Due							17,370.28

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of additional common shares that may be offered under the terms of the Worthington Industries, Inc. Deferred Profit Sharing Plan (the “Plan”) to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction or adjustment affecting the common shares of Worthington Industries, Inc. (the “Registrant”). In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2) The “Proposed Maximum Offering Price Per Share” is estimated solely for purposes of calculating the registration fee according to Rule 457(c) and Rule 457(h) under the Securities Act, and computed on the basis of the average of the high and low sales prices for a common share of the Registrant, as reported on the New York Stock Exchange on April 4, 2023.

(3) The Registrant does not have any fee offsets to be claimed.